CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I hereby consent to the use in the Registration Statement of Charmt, Inc. on Form S-1 of my report dated February 22, 2019, appearing in the Prospectus, which is part of this Registration Statement. I also consent to the reference to the firm under the headings "Experts" in such Prospectus.

Michael T Studer CPA P.C.

Michael T. Studer CPA P.C.
Freeport, New York
February 22, 2019